FORM 3








               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Puglisi              Anthony                 J.
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   (Last)               (First)              (Middle)

   c/o Langer, Inc.
   450 Commack Road
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                        (Street)

   Deer Park             New York             11753
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   April 15, 2002

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker of Trading Symbol

   Langer, Inc. (GAIT)

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5. Relationship of Reporting Person to Issuer
   (check all applicable)

   [ ] Director
   [X] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)


   Vice President and Chief Financial Officer

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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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

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


                                                                          (Over)
                                                                        SEC 1473

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
Stock Options (Right
  to Buy)                    (1)      4/15/12         Common Stock        90,000         $8.07              D
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

(1) Options as to 20,000 shares shall vest on each of April 15, 2003 and April 15, 2004, and options as to 50,000 shares shall vest on April 15, 2005.

*  If the Form is filed by more than one reporting person, See Instruction
   5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Anthony J. Puglisi                       April 23, 2002
              ----------------------------------------     ------------------
              ** Signature of Reporting Person             Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                                                        SEC 1473